Exhibit 1
JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock of Nam Tai Property Inc. dated May 27, 2020, and any amendments thereto signed by each of the undersigned, shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated:  May 27, 2020

IsZo Capital LP
By IsZo Capital GP LLC, its General Partner

By: /s/ Brian L. Sheehy
       Brian L. Sheehy, Managing Member

IsZo Capital GP LLC

By : /s/ Brian L. Sheehy
        Brian L. Sheehy, Managing Member

IsZo Capital Management LP
By: IsZo Management Corp., as General Partner

By: /s/ Brian L. Sheehy
       Brian L. Sheehy, President

Brian L. Sheehy, Individually

/s/ Brian L. Sheehy